SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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POTOMAC BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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POTOMAC BANCSHARES, INC.
Charles Town, West Virginia

———————————————————————————————

NOTICE OF REGULAR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2011

———————————————————————————————

To the Shareholders:

     The Regular Annual Meeting of Shareholders of Potomac Bancshares, Inc. ("Potomac") will be held at the Clarion Hotel & Conference Center, Shepherdstown, West Virginia, at 10:30 a.m., on May 17, 2011 for the purposes of considering and voting upon proposals:

1.	To elect a class of directors for a term of three years and to elect one director for the remaining one year of a term.

2.	To ratify the selection by the Board of Directors of Yount, Hyde & Barbour, P.C., as independent registered public accountants for the year 2011 and

     To approve any other business that may properly be brought before the meeting or any adjournment thereof.

     Only those shareholders of record at the close of business on March 11, 2011, shall be entitled to notice of the meeting and to vote at the meeting.

By Order of the Board of Directors

Robert F. Baronner, Jr.
President and Chief Executive Officer

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU HAVE THE OPTION TO WITHDRAW YOUR PROXY BEFORE IT IS VOTED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2011 - THE PROXY STATEMENT AND 2010 ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

April 8, 2011

POTOMAC BANCSHARES, INC.
111 EAST WASHINGTON STREET
P.O. BOX 906
CHARLES TOWN, WEST VIRGINIA 25414-0906
(304) 725-8431

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS – MAY 17, 2011

     Potomac Bancshares, Inc. is furnishing this statement in connection with its solicitation of proxies for use at the annual meeting of shareholders of Potomac Bancshares, Inc. to be held on May 17, 2011, at the time and for the purposes set forth in the accompanying notice of regular annual meeting of shareholders.

Solicitation of Proxies

     Potomac’s management, at the direction of Potomac’s board of directors, is making this proxy solicitation. These proxies enable shareholders to vote on all matters scheduled to come before the meeting. If the enclosed proxy is signed and returned, it will be voted as directed; or if not directed, the proxy will be voted "FOR" all of the various proposals to be submitted to the vote of shareholders described in the enclosed notice of regular annual meeting and this proxy statement. A shareholder executing the proxy may revoke it at any time before it is voted by:
  notifying Potomac in person,

  giving written notice to Potomac of the revocation of the proxy,

  submitting to Potomac a subsequently-dated proxy, or

  attending the meeting and withdrawing the proxy before it is voted at the meeting.
     Potomac will pay the expenses of this proxy solicitation. In addition to this solicitation by mail, officers and regular employees of Potomac and Bank of Charles Town may, to a limited extent, solicit proxies personally or by telephone or telegraph, although no person will be engaged specifically for that purpose.

Eligibility of Stock for Voting Purposes

     Under Potomac’s bylaws, the board of directors has fixed March 11, 2011, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting or any adjournment thereof. On that day, there were issued and outstanding 3,390,178 shares of common stock. The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of the company’s common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. Any shares held in street name that are not voted (“broker non-votes”) in the election of directors or the proposal to ratify the company’s appointment of Yount, Hyde & Barbour, P. C. will not be included in determining the number of votes.

     As of the record date for the annual meeting, 3,390,178 shares of the capital stock of Potomac were outstanding and entitled to vote. The principal holders of Potomac common stock are discussed under the section of this proxy statement entitled, "Principal Holders of Voting Securities". As of the record date, Potomac had a total of approximately 1,100 shareholders of record.

PURPOSES OF MEETING

1. ELECTION OF DIRECTORS

General

     Potomac’s articles of incorporation currently provide for a classified board of directors. There are three classes with each being elected for a three-year term. There are presently 12 directors on the board, five of whom are nominees for election at the 2011 annual meeting. Four directors (Baronner, Chicchirichi, Cogswell and Eros) are being elected for a term of three years and one director (Merson) is being elected for the remaining one year of a term. One of the nominees is an employee director.

     Directors are elected by a plurality of the shares voted. As required by West Virginia law, each share is entitled to one vote per nominee, unless a shareholder requests cumulative voting for directors at least 48 hours before the meeting. If a shareholder properly requests cumulative voting for directors, then each shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the shareholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote. Because director nominees must receive a plurality of the votes cast at the meeting, a vote withheld will not affect the outcome of the election.

     The Board of Directors has a nominating committee tasked with identifying potential Board of Director members. The nominating committee makes nominations based upon its belief that candidates for director should have certain minimum qualifications, including:
  Directors should be of the highest ethical character.

  Directors should have excellent personal and professional reputations in the company’s market area.

  Directors should be accomplished in their professions or careers.

  Directors should be able to read and understand financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law.

  Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the Chief Executive Officer and the ability to exercise sound business judgment.

  Directors must be willing and able to expend the time to attend meetings of the board of directors of the company and the bank and to serve on board committees.

  The board of directors will consider whether a nominee is independent, as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all shareholders of the company.

  Because the directors of the company also serve as directors of the bank, a majority of directors must be residents of West Virginia, as required by state banking law.

  Directors must be acceptable to the company’s and the bank’s regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking and must not be under any legal disability which prevents them from serving on the board of directors or participating in the affairs of a financial institution.

  Directors must own or acquire sufficient capital stock to satisfy the requirements of federal law, state law and the bylaws of Potomac.

  Directors must be at least 21 years of age.
     The nominating committee reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.

     The process of identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms are set to expire, the committee considers the directors’ overall service to the company during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors of the company and the bank. The board also reviews the payment history of loans, if any, made to such directors of the bank to ensure that the directors are not chronically delinquent and in default. The committee considers whether any transactions between the directors and the bank have been criticized by any banking regulatory agency or the bank’s external auditors and whether corrective action, if required, has been taken and was sufficient. The nominating committee also confirms that such directors remain eligible to serve on the board of directors of a financial institution under federal and state law. For new director candidates, the committee uses its network of contacts in the company’s market area to compile a list of potential candidates. The committee then meets to discuss each candidate and whether he or she meets the criteria set forth above. The committee then discusses each candidate’s qualifications and chooses a candidate by majority vote.

     The committee will consider director candidates recommended by shareholders, provided that the recommendations are received at least 120 days before the next annual meeting of shareholders which is January 15, 2012 for the 2012 annual meeting. In addition, the procedures set forth below are to be followed by shareholders submitting nominations. The committee does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a shareholder.

     Potomac’s bylaws provide that nominations for election to the board of directors, other than those made by or on behalf of Potomac’s existing management, must be made by a shareholder in writing delivered or mailed to the President not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to shareholders, the nominations must be mailed or delivered to the President not later than the close of business on the 7th day following the day on which the notice of meeting was mailed. The notice of nomination must contain the following information, to the extent known:
  name and address of nominee(s);

  principal occupation of nominee(s);

  total shares to be voted for each nominee;

  name and address of notifying shareholder;

  number of shares owned by notifying shareholder; and

  consent of such nominee(s) to being named in the proxy statement as a nominee and to serving as such a director, if elected.

     Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded.

     Although neither the Board of Directors of Potomac Bancshares, Inc. nor Bank of Charles Town has a formal diversity policy, both of the Boards of Directors recognize the need for diversity on the respective Boards of Potomac Bancshares and Bank of Charles Town. Accordingly, diversity is considered when nominating Board members. We view diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills, knowledge of Potomac’s and Bank of Charles Town’s market areas, professional contacts and other personal attributes that can encourage and maintain Board effectiveness. In selecting a director nominee, we focus on skills, expertise or background that would complement the existing Board and allow for differing perspectives, recognizing that Potomac’s businesses and operations are centered in the Eastern Panhandle region of West Virginia.

     The table beginning on page 7 of this proxy statement contains background information on each director nominee.

Committees of the Board

     Potomac’s board of directors has a standing audit committee and an asset/liability/investment management committee. Other functions of board committees for Potomac have been carried out by the board of directors as a whole or through committees of the board of directors of Bank of Charles Town. While there is no such requirement, the boards of directors of the bank and Potomac are, and have at all times been, identical.

     The report of the audit committee is given on pages 6 and 7 of this proxy statement.

     The audit committee consists of five independent directors: Dr. Keith Berkeley, J. Scott Boyd, Guy Gareth Chicchirichi, Mary Clare Eros and Barbara H. Pichot. All members of the committee meet the NASDAQ definition for independence. That definition is attached hereto as Exhibit B. The audit committee is appointed and approved by the boards of Potomac and the bank. The committee is to assist these boards in monitoring (1) the integrity of the financial statements of the company, (2) the compliance by the company with legal and regulatory requirements, (3) the independence of the company’s internal and external auditors and (4) the effectiveness of internal controls and procedures. During 2010, the audit committee held seven regular meetings.

     The company’s board of directors has determined that Barbara H. Pichot meets the requirements of an audit committee financial expert for 2010 and 2011 as defined by the Securities and Exchange Commission.

     The asset/liability/investment management committee consists of nine members: Robert F. Baronner, Jr., Guy Gareth Chicchirichi, William R. Harner, Gayle Marshall Johnson, Tim Lewis, Brent Milbourne, Arch A. Moore III, C. Larry Togans and Bernadine Wean. The asset/liability/investment committee is appointed and approved by the boards of Potomac and the bank. This committee is comprised of board members and officers whose responsibilities are to manage the balance sheet of the bank by maximizing and maintaining the spread between interest earned and interest paid while assuming acceptable business risks and ensuring adequate liquidity. The committee recommends investment policies to the board and reviews investments as necessary. This committee held four meetings during 2010.

     The bank has a standing compliance committee, personnel committee, trust committee, trust investment review committee, merger and acquisition committee, executive committee, information technology (IT) committee, Sarbanes-Oxley 404 (SOX 404) steering committee and nominating committee.

     The compliance committee consists of 11 members: Robert F. Baronner, Jr., Margaret Cogswell, Kim Desarno, Kevin Haymaker, Joshua Householder, Marcia Lerch, Tim Lewis, Susan Myers, David S. (Joe) Smith, Selene Stevens and Bernadine Wean. The committee is responsible for overseeing compliance of the bank with all applicable federal and state regulations. This committee held four meetings in 2010.

     The personnel committee consists of six members: one employee, Diane Armstrong; one employee director, Robert F. Baronner, Jr. (ex-officio); and four independent directors, Dr. Keith Berkeley, J. Scott Boyd, Guy Gareth Chicchirichi and John C. Skinner, Jr. The independence definition attached as Exhibit B is also applicable for personnel committee independent members. The committee operates under the same charter as the company. The personnel committee's responsibilities include evaluating staff performance and requirements, reviewing salaries, and making necessary recommendations to the board regarding these responsibilities. The committee held one meeting in 2010. The executive officer who serves on this committee did not make recommendations or participate in meetings relating to his own salary. See "Personnel Committee Report on Executive Compensation.”

     The trust committee consists of eight members: Robert F. Baronner, Jr., John P. Burns, Jr., Leslie Crabill, William R. Harner, John C. Skinner, Jr., David S. (Joe) Smith, C. Larry Togans and Deborah A. Watts. The trust committee is responsible for the general supervision of the fiduciary activities performed by One Financial Center in order to ensure proper administration of all aspects of the bank's fiduciary business. One Financial Center includes the Trust Department and BCT Investments. The committee sets forth prudent policies and guidelines under which the department can fulfill its fiduciary responsibilities in a timely and efficient manner and meet state and federal regulatory requirements. The committee makes periodic reports to the board of directors and oversees the activities of the trust investment review committee. The trust committee held six regular meetings in 2010.

     The trust investment review committee, consisting of three trust officers, Leslie Crabill, David S. (Joe) Smith and Deborah A. Watts, and two directors, William R. Harner and C. Larry Togans, meets regularly to review investments in trust accounts and to determine that these investments remain within the guidelines of the account. This committee held 12 meetings during 2010.

     The merger and acquisition committee consists of five members: Robert F. Baronner, Jr., Guy Gareth Chicchirichi, Mary Clare Eros, Barbara H. Pichot, and John C. Skinner, Jr. The committee has the authority to review and recommend merger and acquisition transactions and investment transactions proposed by management to the full Board of Potomac Bancshares, Inc. The committee held one meeting in 2010.

     The executive committee consists of nine members: Robert F. Baronner, Jr., Dr. Keith Berkeley, J. Scott Boyd, John P. Burns, Jr., Mary Clare Eros, William R. Harner, Stanley L. Merson, John C. Skinner, Jr. and C. Larry Togans. This committee meets on an as needed basis to review and approve loans that exceed the Chief Executive Officer’s lending authority. This committee held nine meetings in 2010.

     The IT (Information Technology) committee consists of 13 members: Robert F. Baronner, Jr., Clara Carroll, Margaret Cogswell, Kim Desarno, Josh Householder, David W. Irvin, Tim Lewis, Brent Milbourne, Susan S. Myers (ex-officio), Selene Stevens, Matt Stickel, Shawn Stotler and Bernadine Wean. The committee’s responsibilities are to prioritize major IT projects, establish IT policies and procedures, identify technology related opportunities, and set IT standards that insure cost effective and efficient operations. This committee held ten meetings in 2010.

     The SOX 404 steering committee consists of ten regular members: Robert F. Baronner, Jr., David W. Irvin, Gayle Marshall Johnson, Tim Lewis, Susan S. Myers, Barbara H. Pichot, David (Joe) Smith, Selene Stevens, Shawn Stotler and Bernadine Wean. Additional non voting committee members attending on an as needed basis are Tammy Frazier of Yount, Hyde & Barbour, P.C. and Gayla Anderson of Bank of Charles Town. The SOX 404 steering committee is responsible for assisting with and reviewing project goals and timelines, reviewing and approving the mapping process of significant accounts, and reviewing SOX 404 documentation and testing materials to ensure that the bank will be in compliance with Section 404 of the Sarbanes-Oxley Act. This committee held no meetings in 2010.

     The nominating committee consists of six members: Robert F. Baronner, Jr., J. Scott Boyd, John P. Burns, Jr., Guy Gareth Chicchirichi, Margaret Cogswell, and John C. Skinner, Jr. This committee is made up of five board members whose responsibility is to recommend candidates for positions on the Boards of Directors. This committee held two meetings during 2010.

     The boards of directors of Potomac and the bank have regular monthly meetings the second Tuesday of each month and a regular organizational meeting each May. The Potomac and bank boards each met for 13 regular meetings in 2010. Special meetings are held by each board from time to time as required. There were no special meetings held by either board in 2010. During the year, each of the directors attended at least 75% of all meetings of the boards of Potomac and the bank and all committees of the boards on which they served.

Audit Committee Report

     The members of the audit committee are all independent in accordance with the requirements of NASDAQ.

     The audit committee oversees Potomac’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

     The audit committee has reviewed and discussed the audited financial statements with management, discussed with the independent auditor the matters required by SAS 61 as amended, received communications from the independent auditor as to its independence, and discussed independence with the auditor.

     The audit committee has received the written disclosures and the letter from the independent accountant required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees”, and has discussed with the independent accountant the independent accountant’s independence.

     Based on its review and discussions with management and the independent auditor, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K filed by the company.

     The audit committee and the board of directors have adopted a written charter for the audit committee which is included as Exhibit A at the end of this proxy statement.

     The following fees were paid to Yount, Hyde & Barbour, P.C., Potomac Bancshares, Inc.’s independent registered accounting firm, for services provided to the company for the fiscal years ending December 31, 2010 and 2009.

	2010		2009
	Fees	Percentage	Fees	Percentage
Audit fees	$52,725	49.1%	$51,200	46.6%
Audit-related fees	48,863	45.5%	50,651	46.1%
Tax fees	5,800	5.4%	7,966	7.3%

	$107,388	100.0%	$109,817	100.0%

A description of these fees is as follows:
  Audit fees consist of audit and review services and review of documents filed with SEC.

  Audit-related fees consist of agreed upon procedures related to the Trust Department’s Regulation 9 examination, ACH and vulnerability assessment, audit of the pension plan, information technology attestation, and consultation concerning financial accounting and reporting standards.

  Tax fees consist of preparation of federal and state tax returns and consultation regarding tax compliance issues.

     The audit committee of the board believes that the non-audit services provided by Yount, Hyde & Barbour are compatible with maintaining the auditor’s independence. The audit committee charter requires that the audit committee pre-approve all services performed by the independent auditors. However, the pre-approval requirement is waived for non-audit services if the amount of the non-audit service is not more than 5% of the total amount paid to the independent auditors during the fiscal year in which the services are provided and such services were not recognized at the time of the engagement to be non-audit services and such services are promptly brought to the committee’s attention and approved prior to the completion of the audit. All of the services described above for which Yount, Hyde & Barbour, P.C., billed the company for the fiscal year ended December 31, 2010, were pre-approved by the company’s audit committee. For the fiscal year ended December 31, 2010, the company’s audit committee did not waive the pre-approval requirement of any non-audit services to be provided to the company by Yount, Hyde & Barbour, P.C.

     This report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this report by reference, and shall not otherwise be filed with such Acts.

Barbara H. Pichot, CPA, Chairperson
Dr. Keith Berkeley
J. Scott Boyd
Guy Gareth Chicchirichi
Mary Clare Eros
March 21, 2011

Management Nominees to the Board of Potomac

		Served As	Family
		Director	Relation-	Year
		of	ship With	in Which
		Potomac	Other	Term	Principal Occupation or
Nominees	Age	Since	Nominees	Expires	Employment Last Five Years
Robert F. Baronner, Jr.	52	2001	None	2011	Employed by bank as of 1/1/01 as President and Chief Executive Officer.

Guy Gareth Chicchirichi	69	1994	None	2011	Executive Manager, Guy’s Buick-Pontiac-GMC, Inc., Jefferson County, West Virginia; charter member of Charles Town Rotary Club.

Margaret Cogswell	52	2003	None	2011	Chief Executive Officer, Hospice of the Panhandle, Berkeley, Hampshire, Jefferson and Morgan Counties, West Virginia since 1987.

Mary Clare Eros	64	2008	None	2011	Retired and Of Counsel, Jackson Kelly PLLC; Employed at Jackson Kelly PLLC from 1981 to 2007.

Stanley L. Merson	54	2010	None	2011	Vice President and CFO of RLO Contractors, Inc., 2007-Present President, Sandy Spring Mortgage Corporation, 1997-2007.

The Board of Directors recommends that shareholders vote “For” all the nominees listed above.

Directors Continuing to Serve Unexpired Terms

		Served As	Family
		Director	Relation-	Year
		of	ship With	in Which
		Potomac	Other	Term	Principal Occupation or
Directors	Age	Since	Nominees	Expires	Employment Last Five Years
Dr. Keith Berkeley	52	2008	None	2012	Veterinarian, President of Valley Equine Associates, Jefferson County, W.V.

J. Scott Boyd	54	1999	None	2013	Pharmacist, owner Jefferson Pharmacy, Inc., Jefferson County, West Virginia since 1982; Pharmacist, owner JSB Enterprises, Inc. dba South Berkeley Pharmacy, Berkeley County, West Virginia since 2006; President and Chairman of Board of Directors of In Home Medications West Virginia, Inc; President Mountain Spring Properties, LLC.

John P. Burns, Jr.	69	1994	None	2013	Owner/operator of a beef and grain farm in Jefferson County, West Virginia; Director emeritus, Jefferson County Fair Association; past President, Jefferson County Fair Association; past Director and past Chairman, Valley Farm Credit.

William R. Harner	70	1994	None	2012	Employed at bank 1967 to 2004; Senior Vice President and Cashier 1988 to 2004 (retired); Senior Vice President and Secretary of Potomac 1994 to 2004; Member Board of Governors of Shriner’s Hospital for Children, Philadelphia, PA since 2004.

Barbara H. Pichot	63	2004	None	2013	Controller, Potomac Construction Industries, Inc. March 1, 2009 to present. Certified public accountant, retired partner CoxHollida LLP, a public accounting firm in Berkeley County, West Virginia, 1981—2006; past President, Hospice of the Panhandle; past Chair Board of Governors, Shepherd University.

John C. Skinner, Jr.	69	1994	None	2012	Chairman of the Board, Potomac Bancshares, Inc. and Bank of Charles Town; Attorney, Skinner Law firm, Jefferson County, West Virginia; bank attorney since 1986; Potomac attorney since 1994.

C. Larry Togans	64	2004	None	2013	Retired Deputy, Branch of Human Resources, U. S. Geological Survey, employed 1973 to 2001.

     Mr. John C. Skinner, Jr. is the Chairman of the Board of Directors of Potomac and the bank. Mr. Skinner was chosen as a director for his personal and professional reputation in the community of Jefferson County, West Virginia where he has been an attorney for 44 years. Mr. Skinner is a graduate of West Virginia University and the West Virginia University Law School. In addition to his professional experience and perspective, Mr. Skinner brings knowledge of the company’s market area through his business experience. For his role as Chairman of the Board, Mr. Skinner provides strong leadership and organizational skills which he obtained through his experiences as an attorney, as a businessman and as a member of several non-profit and civic organizations. His legal knowledge is valuable when dealing with the legal and ethical issues that arise from time to time.

     Mr. Robert F. Baronner, Jr. was elected to the Board of Directors after being named President and Chief Executive Officer of Potomac and Bank of Charles Town in 2001. Mr. Baronner was chosen to represent management’s perspective on the Board of Directors. Mr. Baronner has worked in the banking industry for almost 25 years. In addition, he is currently on the Board of Directors of West Virginia University Hospitals-East in Martinsburg, West Virginia, and is the President of the West Virginia Community Bankers Association. Mr. Baronner should continue on the Board of Directors due to his continued service as President and CEO, his extensive experience and expertise in managing financial institutions and his extensive knowledge of Potomac’s and Bank of Charles Town’s operations.

     Dr. Keith Berkeley has served on the Board of Directors since July 2008. He has been a veterinarian and business owner in the Eastern Panhandle of West Virginia for approximately 20 years. Dr. Berkeley earned his Doctor of Veterinary Medicine from the Tuskegee Institute. Dr. Berkeley was elected to the Board for his business experience and his knowledge of Potomac’s and Bank of Charles Town’s market areas by virtue of his relationship with the community through his veterinary practice. Dr. Berkeley should remain on the board because of his track record as a successful businessman and for his relationship with a large portion of the community. In addition, Dr. Berkeley has attended the West Virginia Community Bankers Directors College to further his own knowledge of the banking industry and his responsibilities as a Director.

     J. Scott Boyd is a pharmacist and owner of one pharmacy in both Berkeley and Jefferson Counties. Mr. Boyd is a graduate of the West Virginia University School of Pharmacy. Mr. Boyd was chosen for his experience as a business owner and his knowledge of the market areas of Potomac and Bank of Charles Town in both Berkeley and Jefferson Counties. He should remain on the board of directors because of his 28 years of business experience as well as his contacts with an array of persons from the communities the bank serves.

     John P. Burns, Jr. is a lifelong resident of Jefferson County. He has made his living in the farming industry for over 51 years. Mr. Burns was originally elected to the Board at a time when agriculture was the largest industry in the bank’s market area. He is a valuable member of the Board because of his understanding of the members of the farming community and the farming industry. As a result of his experience in operating a beef and grain farm, Mr. Burns has significant management abilities. He should remain on the Board to continue to represent the perspective of the farming industry and his management experience. Although farming is no longer the largest industry in the Eastern Panhandle of West Virginia, it remains an integral part of the local economy.

     Guy Gareth Chicchirichi is a lifelong resident of Jefferson County, West Virginia and the owner of a local automobile dealership for over 42 years. Mr. Chicchirichi was elected to the Board of Directors for both his professional background and personal attributes. Mr. Chicchirichi has taken college level courses in accounting, finance and management, and has also participated in educational workshops through General Motors Corporation dealing with accounting, finance and management in the automotive industry. Mr. Chicchirichi is also involved in various community organizations such as the Rotary Club of Charles Town, West Virginia, of which he is a charter member. He should continue as a director for his unique perspective of the automotive industry. Additionally, through his involvement in community organizations, he has knowledge of Potomac’s and the bank’s market areas, as well as knowledge of the Jefferson County, West Virginia economy and its local leaders.

     Margaret Cogswell is Chief Executive Officer of Hospice of the Panhandle. She has an Associate of Science degree in Nursing from Shepherd College. Ms. Cogswell brings a unique perspective of someone that has been involved in non-profit organizations most of her adult life and as a result, has a number of contacts within the company’s and the bank’s market area in Jefferson and Berkeley Counties, West Virginia. Her duties as CEO include management of a $13 million budget and a paid staff of 130 people. Margaret should remain on the board because she is and has been involved with the non-profit community and her management experience is a valuable asset to the board of directors. She has attended the West Virginia Community Bankers Directors College to further her knowledge of the banking industry and her responsibilities as a Director.

     Mary Clare Eros is a retired attorney. Ms. Eros was chosen as a Board member due to her specific experience in representing financial institutions during her 25 years of law practice. Ms. Eros received her doctor of jurisprudence degree (law) from Georgetown University Law School in Washington, D.C. Her area of expertise in her law practice involved advising banks with regard to consumer protection laws and representing banks and lending institutions in large commercial transactions. In addition, Ms. Eros was the Managing Member of the Martinsburg, West Virginia office of Jackson Kelly PLLC (Attorneys at Law), and as part of her duties routinely reviewed financial information. Ms. Eros should continue as a Board member due to her extensive legal experience in representing financial institutions.

     William R. Harner has over 35 years of banking experience and is a retired employee of Bank of Charles Town where he served as cashier for over 25 years. He was elected to the Board of Directors while still an employee of the bank. Mr. Harner has extensive knowledge of the banking industry in general and Bank of Charles Town and its operations specifically. Mr. Harner should remain on the board because of his specific banking experience. Mr. Harner is very thorough in his analysis of all questions that come before the board. He ensures that he as well as each board member is aware of each aspect of the decision and how it might affect the operations of the bank.

     Stanley L. Merson has over 25 years of banking experience with Sandy Spring Bank in Maryland. He was instrumental in establishing the commercial lending division and eventually worked his way up to the position of President of Sandy Spring Mortgage Corporation. Mr. Merson is a graduate of the Stonier School of Banking and the American Bankers Association Graduate Commercial Lending School. Stan was appointed to the board because of his extensive knowledge of banking and, in particular, commercial lending. Stan should remain on the board due to his knowledge of banking, his accounting background and his experience within the business community.

     Barbara H. Pichot is a Certified Public Accountant, and retired partner with CoxHollida LLP. Ms. Pichot has over 25 years of experience in public accounting and continues to work in the accounting field as a controller. She is a graduate of Shepherd College with a degree in accounting and was elected to the Board for her financial and accounting expertise. She currently serves as the company’s Audit Committee financial expert. Ms. Pichot should continue to serve on the Board of Directors because of her knowledge of accounting and audit procedures and her business acumen. She has attended the West Virginia Community Bankers Directors College to further her knowledge of the banking industry and her responsibilities as a Director.

     C. Larry Togans is retired from the U. S. Geological Survey in Reston, VA where he served as the Deputy Branch Chief of Human Resources and Management Support. In his position, Mr. Togans served as special advisor to the Senior Executive Staff (SES) who manages more than 5000 geoscientists and technical support staff members. Larry received his Bachelors degree from Shepherd College. Mr. Togans should remain on the Board of Directors because he provides expertise in the human resources field that no other current Board member can provide. In addition to his professional background, he has served as board member in a number of positions including serving on the Shepherd University Foundation and Jefferson County Board of Education. Larry has taken the time to advance his knowledge of banking and directorship by attending the West Virginia Community Bankers Directors College.

Ownership of Securities by Nominees, Directors and Officers

     The following table shows the amount of Potomac's outstanding common stock beneficially owned by nominees, directors and principal officers of Potomac individually and as a group. Beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security or if he or she has the right to acquire beneficial ownership of the security within sixty days. The information is furnished as of February 8, 2011, on which date 3,390,178 shares were outstanding.

					Aggregate
		Amount and Nature of		Shares Subject to a	Percent of
Nominees		Beneficial Ownership		Right to Acquire **	Common Stock
Robert F. Baronner, Jr.
PO Box 906		30,792 shares	D
Charles Town, WV 25414		857 shares	I	17,480.9335

Guy Gareth Chicchirichi
139 Blakeley Place
Charles Town, WV 25414		34,045 shares	D	5,250	1.0042

Margaret Cogswell
122 Waverly Court
Martinsburg, WV 25403		6,256 shares	D	5,250.1845

Mary Clare Eros
214 West German Street
Shepherdstown, WV 25443		50 shares	D	- -	.0015

Stanley L. Merson
7990 Martown Road
Laurel, MD 20723		1,000 shares	D	- -	.0295

Non-Nominees

Dr. Keith Berkeley
3291 Old Leetown Pike
Ranson, WV 25438		5,186 shares	D	- -	.1530

J. Scott Boyd
201 S Preston Street		9,099 shares	D
Ranson, WV 25438		867 shares	I	5,250.2940

John P. Burns, Jr.
1 Burns Farm Road		39,288 shares	D
Charles Town, WV 25414		2,040 shares	I	5,250	1.2191

William R. Harner
259 Fenway Drive
Charles Town, WV 25414		13,818 shares	D	5,250.4076

Barbara H. Pichot
12586 Leetown Road
Kearneysville, WV 25430		7,590 shares	D	3,892.2239

John C. Skinner, Jr.
PO Box 487
Charles Town, WV 25414		31,484 shares	D	5,250.9287

C. Larry Togans
1486 Tuscawilla Drive
Charles Town, WV 25414		4,296 shares	D	3,892.1267

Officers (Non-Nominees)

Gayle Marshall Johnson
PO Box 906		12,084 shares	D
Charles Town WV 25414-906		1,000 shares	I	8,976.3859

All nominees, directors and
principal officers as a group
(13 persons)		199,752 shares			5.8921

D	Direct ownership
I	Indirect ownership
** Consists of options exercisable within 60 days of January 31, 2011.

     Although there is no formal written policy, the company expects all directors to attend the annual meeting of shareholders. Ten of eleven directors attended the annual meeting held on May 18, 2010.

     The board of directors hired a consultant in 2007 with the specific goal of evaluating the board structure and function. It was decided that the Board Chairman should be a non-employee director of the company. There are several reasons for the decision.

     The CEO in a small community bank generally has more day-to-day activities to perform than an executive at larger institutions. Adding the responsibility of chairing the board puts unnecessary demands on the CEO. Having a non-employee chairman allows for a more objective view of the operations of the company. Board members may feel uncomfortable reporting to the CEO considering he is hired by the board members. Having a non-employee chairman has the added benefit of allowing concerns with the CEO to be reported to someone independent of the operations of the company. The consultant and the board agreed that the separation provided better corporate governance. It is also considered a “best practice” in the banking industry.

     The board of directors is involved in the risk management of the company. All policies are approved by the board on an annual basis. Risk oversight is further exhibited by the activities of the committees of the board as described beginning on page 4 under the topic, “Committees of the Board”. Reports of these committees are given to the full board on a regular basis.

Executive Compensation

     The company does not have a paid compensation consultant for the purpose of determining the compensation level of executive officers, directors or employees. We do have a human resources consultant that provides survey results and research information for the purpose of determining salary levels of all levels of employees. The use of this information is at the discretion of management. Neither the compensation committee nor the board of directors has hired an independent compensation consultant.

     Potomac's officers did not receive compensation as such during 2010. The Summary Compensation Table sets forth the annual and long-term compensation for services in all capacities to the bank for the fiscal years ended December 31, 2010, 2009 and 2008 of the named executive officers. Neither Potomac nor the bank has any stock option plans, employee stock ownership plans or other employee benefit plans except for the pension plan, 401(k) plan and stock incentive plan described in this proxy statement. No options were granted in 2010, 2009 and 2008.

SUMMARY COMPENSATION TABLE
						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Robert F. Baronner, Jr.	2008	201,700	- -	- -	- -	43,591	19,787	265,078
President and	2009	207,593	- -	- -	- -	(2,127)	21,882	227,348
Chief Executive Officer	2010	207,693	- -	- -	- -	28,467	28,341	264,501
Gayle Marshall Johnson	2008	87,021	- -	- -	- -	58,778	7,200	150,124
Senior Vice President	2009	90,790	- -	- -	- -	109,482	4,325	205,220
and Chief Financial Officer	2010	90,890	- -	- -	- -	57,308	7,664	155,862

     Each officer receives option awards, incentive and other compensation. Option awards are calculated by multiplying the grant date fair value by the number of options granted. The grant date fair value is calculated under the provisions set forth by FASB Accounting Standards Codification Topic 718. Non-equity incentive plan compensation is the incentives paid in cash as opposed to stock options.

     The All Other Compensation total in the Summary Compensation Table for each named executive officer can differ depending on their position. The table below provides the 2010 detail for this amount.

Components of All Other Compensation

		Company
		Contributions	Director	Life
		to 401 (k) Plan	Fees	Insurance	Total
Name	Year	($)	($)	($)	($)
Robert Baronner, Jr.	2010	16,595	10,800	946	28,341
Gayle Marshall Johnson	2010	7,251	-	413	7,664

     During 2003, the Potomac board and the shareholders adopted and approved the 2003 Stock Incentive Plan which reserves 433,600 (183,600 original and 250,000 additional shares approved by shareholders in 2007) shares of common stock that may be granted as incentive stock options (“ISO”) and nonqualified or non-statutory stock options. No options were granted in 2008, 2009 and 2010.

     The following table provides detail of the outstanding stock options for each named executive officer. No options have been exercised as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards
	Number of	Number of
	Securities Underlying	Securities Underlying	Options
	Unexercised Options	Unexercised Options	Exercise	Options
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Robert F. Baronner, Jr.	2,400	1,600	15.60	1/09/2017
	4,080	1,020	17.25	1/10/2016
	5,100	- -	14.00	1/11/2015
	4,080	- -	11.28	2/10/2014
Gayle Marshall Johnson	1,224	816	15.60	1/09/2017
	2,122	530	17.25	1/10/2016
	2,652	- -	14.00	1/11/2015
	2,040	- -	11.28	2/10/2014

     For each named executive officer above, an additional 20% of options granted for each year became exercisable on the anniversary of the grant dates in January and February of 2011.

     Stock options vest 20% per year for a five year period. Fully vested options are eligible to be exercised for a period of 10 years after the grant date. Exercisable options represent 100% of the 2004 grant, 100% of the 2005 grant, 80% of the 2006 grant and 60% of the 2007 grant for each named executive officer.

Employee Benefit Plans

     Potomac’s defined benefit pension plan was frozen as of October 31, 2009. Employees were eligible to participate in the plan upon completion of at least one year of service and attainment of age 21. An employee included any person (but not including a person acting only as a director) who was regularly employed on a full-time basis. Benefits will be based on average compensation for the five consecutive full calendar years of service which produces the highest average as of October 31, 2009. No additional participants may enter the plan, and there will be no further increases in benefits due to increases in salaries and years of service.

     Normal retirement is at age 65 with the accrued monthly benefit determined on actual date of retirement. An employee may take early retirement from age 60 and the accrued monthly benefit as of the normal retirement date is actuarially reduced. There is no reduction if an employee is 62 years of age and has 30 years service.

     Compensation covered by the pension plan is based upon total pay. Effective for plan years beginning in 2009, Internal Revenue Code Section 401(a) (17) prohibits taking into account compensation in excess of $245,000 in determining one’s pension benefit. This amount remained unchanged for 2010.

     During 2002, the company established a 401(k) profit sharing plan available initially to all full-time employees. In 2007, the plan was expanded to include part time employees. After initiation of the plan, employees become eligible to participate in the plan upon reaching age 21 and completing one year of service. Employees can make a salary deferral election authorizing the employer to withhold up to the amount allowed by law each calendar year. In conjunction with the freezing of the pension plan as described above, the company has increased the match for the 401(k) plan effective November 1, 2009. The employer may make a discretionary matching contribution each plan year. The employer may also make other discretionary contributions to the plan. Part time employees are not eligible to receive matching contributions under the current plan.

Personnel Committee Report on Executive Compensation

     The personnel committee is comprised of six members: one employee, Diane Armstrong (Human Resources Director); one employee director, Robert F. Baronner, Jr. (ex-officio); and four independent directors, Dr. Keith Berkeley, J. Scott Boyd, Guy Gareth Chicchirichi and John C. Skinner, Jr. The personnel committee reviews and recommends to the board changes to the compensation levels of all executive officers of the bank. The committee seeks to attract and retain highly capable and well-qualified executives and to compensate executives at levels commensurate with their amount of service to the bank. The committee met November 16, 2010 to review and approve the bank's 2011 compensation levels. The bank's Chief Executive Officer reviews each executive officer's compensation and makes recommendations to the committee. The committee reviews these recommendations and independently evaluates each executive's job performance and contribution to the bank. The committee also considers the inflation rate and the compensation levels of executive officers holding similar positions with the bank's competitors. For instance, the committee compares the compensation levels of its executive officers with the levels, when known, of such institutions as Bank of Clarke County, First Bank and Marathon Bank. Compensation levels for executives of the bank are competitive when compared to these institutions.

     The Chief Executive Officer's salary and bonus are tied to performance goals of the bank and the bank's profitability for the prior fiscal year. Robert F. Baronner, Jr. served on the committee and was the bank's Chief Executive Officer; however, he did not make any recommendations relating to his salary and was not present at committee meetings when his compensation was being discussed.

     In 2010, Mr. Baronner had the opportunity to earn up to 22% of his base salary in bonus. This incentive program is based entirely on the following performance factors: earnings per share, return on equity, return on assets, average price per share, loan growth, deposit growth, efficiency ratio, credit quality and the growth of income of One Financial Center (the Trust Department and BCT Investments). During 2010, Mr. Baronner earned no bonus.

     In 2001 Potomac and the bank entered into a written employment agreement with Mr. Baronner. The first year’s base salary for 2001 for Mr. Baronner as stated in the employment agreement was set after discussions with a professional executive recruiter as well as research regarding market rates for similar positions for candidates with equivalent education and experience. The salary is set each year as the agreement renews and is based on performance goals of the bank and the bank’s profitability as discussed above.

     This report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this report by reference, and shall not otherwise be filed under such Acts.

This report is submitted by:

Robert F. Baronner, Jr. (ex-officio)
Dr. Keith Berkeley
J. Scott Boyd
Guy Gareth Chicchirichi
John C. Skinner, Jr.

March 11, 2011

Employment Agreement

     Potomac and the bank have a written employment agreement with Robert F. Baronner, Jr., President and Chief Executive Officer of Potomac and the bank. The agreement is for a one-year term with automatic renewals for one year each, unless terminated by one of the parties. The agreement provided for an annual salary of $110,000 plus director’s fees in 2001. The subsequent annual salaries are set each year as the agreement renews. The personnel committee set the annual salary at $207,443 for 2011. Under the agreement, if Mr. Baronner’s employment is terminated (other than for cause), he is entitled to one year’s salary and benefits. In the event of an actual or constructive termination of Mr. Baronner’s employment after a change in control of Potomac or the bank, Mr. Baronner would receive two years’ compensation and benefits for 18 months.

Compensation of Directors

     Directors of Potomac were not compensated for their services as directors for 2010. Directors of the bank were compensated at the rate of $900 for each regular and each special board meeting attended in 2010. The Chairman of the Board was paid $500 per month in addition to director and committee fees. Directors were compensated $110 for each committee meeting attended in 2010. Directors that serve on the audit committee were compensated $220 for each audit committee meeting attended in 2010. The audit committee member that is deemed the financial expert was compensated $330 dollars for each audit committee meeting attended in 2010. Directors who are operating officers of the bank are not compensated for committee meetings attended.

DIRECTOR COMPENSATION

	Fees Earned or Paid		All Other
	in Cash	Option Awards	Compensation	Total
Name	($)	($)	($)	($)
Dr. Keith Berkeley	13,540	- -	- -	13,540
J. Scott Boyd	13,760	- -	- -	13,760
John P. Burns, Jr.	12,220	- -	- -	12,220
Guy Gareth Chicchirichi	11,660	- -	- -	11,660
Margaret Cogswell	11,320	- -	- -	11,320
Mary Clare Eros	13,110	- -	- -	13,110
William R. Harner	13,540	- -	- -	13,540
Stanley Merson	4,250	- -	- -	4,250
Barbara H. Pichot	12,990	- -	- -	12,990
John C. Skinner, Jr.	18,660	- -	- -	18,660
C. Larry Togans	14,310	- -	- -	14,310

Certain Transactions with Directors, Officers and Their Associates

     Potomac and the bank have had, and expect to have in the future, transactions in the ordinary course of business with directors, officers, principal shareholders and their associates. All of these transactions remain on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the same time for comparable transactions with unaffiliated persons, and in the opinion of management of Potomac and the bank, did not involve more than the normal risk of collectibility or present other unfavorable features.

     The company does not have a policy on related transactions. As stated in the previous paragraph, transactions with directors are on the same terms and require the same documentation as those transactions with unaffiliated persons. These transactions are voted on by the Board of Directors with the particular director absent for the discussion and voting. The transactions and voting are recorded in the minutes. These transactions are designated so the information is accessible as needed for reporting purposes.

     Dr. Keith Berkeley, J. Scott Boyd and John P. Burns, Jr., directors of the bank and Potomac, have been indebted to the bank during 2010 in excess of $120,000. In the opinion of Potomac and the bank, these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features.

2. RATIFICATION OF SELECTION OF AUDITORS

     The board of directors has selected the firm of Yount, Hyde & Barbour, P.C. to serve as independent auditors for Potomac for the calendar year 2011. If the shareholders do not ratify the appointment of Yount, Hyde & Barbour, P.C., the board will consider the appointment of other auditors. Potomac is advised that no member of this accounting firm has any direct or indirect material interest in Potomac, or any of its subsidiaries.

     A representative of Yount, Hyde & Barbour, P.C., will be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires. The enclosed proxy will be voted "FOR" the ratification of the selection of Yount, Hyde & Barbour, P.C., unless otherwise directed. The affirmative vote of a majority of the shares of Potomac's common stock represented at the annual meeting of shareholders is required to ratify the appointment of Yount, Hyde & Barbour, P.C. Because a majority of the votes cast will be sufficient for the ratification of the appointment of Yount, Hyde & Barbour, P. C., neither broker non-votes nor abstentions will affect the outcome of the proposal. Any shares held in street name that are not voted (“broker non-votes”) will not be included in determining the number of votes cast.

     The Audit Committee and the Board of Directors unanimously recommend that shareholders vote “For” such ratification.

FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

     Upon written request by any shareholder to Gayle Marshall Johnson, Sr. Vice President and Chief Financial Officer, Potomac Bancshares, Inc., 111 East Washington Street, PO Box 906, Charles Town, West Virginia 25414-0906, a copy of Potomac's 2010 Annual Report on Form 10-K will be provided without charge.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Potomac's directors and executive officers, and persons who own more than ten percent of a registered class of Potomac's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Potomac. Officers, directors and shareholders owning more than ten percent are required by SEC regulation to furnish Potomac with copies of all Section 16(a) forms which they file.

     To Potomac's knowledge, based solely upon review of the copies of such reports furnished to Potomac and written representations that no other reports were required, during the two fiscal years ended December 31, 2010, all Section 16(a) filing requirements applicable to its officers, directors and persons owning more than ten percent were complied with except as follows: the late filing by Director John C. Skinner, Jr. for one transaction in 2009. Form 4 for this transaction was filed in August 2009.

OTHER MATTERS

     If any of the nominees for election as directors should be unable to serve as a director by reason of death or other unexpected occurrence, a proxy will be voted for a substitute nominee or nominees designated by the board of Potomac unless the board of directors adopts a resolution pursuant to the bylaws reducing the number of directors.

     The board of directors is unaware of any other matters to be considered at the meeting but, if any other matters properly come before the meeting, persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

     Any shareholder desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors, Attention: (name of director(s), as applicable), c/o Corporate Secretary Gayle Marshall Johnson, Potomac Bancshares, Inc., PO Box 906, Charles Town WV 25414. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce for his or her review the original of the shareholder communication.

SHAREHOLDER PROPOSALS FOR 2011

     Any shareholder who wishes to have a proposal included in the company’s proxy statement for the next Annual Meeting of Shareholders pursuant to Securities Exchange Act Regulation 14a - 8 must submit the proposal to Robert F. Baronner, Jr., President and Chief Executive Officer of Potomac, at its executive offices, no later than December 13, 2011, to have it considered for inclusion in the proxy statement of the annual meeting in 2011. SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals is February 28, 2012 for the 2012 annual meeting. If a stockholder gives notice of such a proposal after this deadline, our proxies will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if it is raised at the annual meeting.

DIRECTIONS TO THE 2010 REGULAR ANNUAL MEETING OF SHAREHOLDERS

From the Charles Town Branch: Start on Washington Street proceeding east to Route 9 West. Turn left onto the Route 9 West exit ramp. Take Route 9 West approximately 7 miles to WV 480/Kearneysville Pike exit. Make a right turn onto WV 480/Kearneysville Pike. Proceed on WV 480/Kearneysville Pike approximately 4.8 miles to Lowe Drive. Turn left onto Lowe Drive. The Clarion is located at the end of Lowe Drive.

From Martinsburg, WV: Take Route 9 east to the WV 480/Kearneysville Pike exit. Proceed to the stop sign. Make a left turn onto WV 480/Kearneysville Pike. Proceed on WV 480/Kearneysville Pike approximately 4.8 miles to Lowe Drive. Turn left onto Lowe Drive. The Clarion is located at the end of Lowe Drive.

From Winchester, VA: Take Interstate 81 North approximately 18 miles to Route 9 east (exit 12). Upon exiting Interstate 81 make a right turn onto Route 9 east at the end of the exit. Take Route 9 east to the WV 480/Kearneysville Pike exit. Proceed to the stop sign. Make a left turn onto WV 480/Kearneysville Pike. Proceed on WV 480/Kearneysville Pike approximately 4.8 miles to Lowe Drive. Turn left onto Lowe Drive. The Clarion is located at the end of Lowe Drive.

From Frederick, MD: Take U S Route 340 south approximately 24 miles to the Route 9 West. Take Route 9 West approximately 7 miles to WV 480/Kearneysville Pike exit. Make a right turn onto WV 480/Kearneysville Pike. Proceed on WV 480/Kearneysville Pike approximately 4.8 miles to Lowe Drive. Turn left onto Lowe Drive. The Clarion is located at the end of Lowe Drive.

Robert F. Baronner, Jr.
President and Chief Executive Officer

Charles Town, West Virginia
April 8, 2011